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                                                                      Exhibit 99

        Tidewater                                                  Press Release


FOR IMMEDIATE RELEASE

                     TIDEWATER  ANNOUNCES NEW BUILD PROGRAM
                     --------------------------------------

     NEW ORLEANS, JANUARY 20, 2000 -- Tidewater Inc. (NYSE: TDW) announced today that it is preparing to embark on a modest new-build program, estimated to cost in the range of $300 million.

     William C. O'Malley, Tidewater's chairman, president and chief executive officer, stated that this new-build initiative will be "directed to the highest end of the market and would include very large Anchor Handling Towing Supply vessels and large Platform Supply vessels capable of working anywhere in the world."

     Continuing, O'Malley said: "These new vessels will be designed to cover operational capabilities the Company does not presently possess. They are being built so that Tidewater can meet and service all the needs of its customers."

     The Company expects to fund this program from its current cash balances which exceed $150 million, its projected cash flow and its existing $200 million line of credit. Currently, the Company is debt-free.

     "We believe the timing of this program is advantageous in that we anticipate that shipyard prices, delivery schedules and the quality of craftsmanship will be better than what we have witnessed over the past few years," O'Malley said, adding: "Deliveries on these new vessels are expected to commence in about two years, and I am confident that these new vessels will, upon their completion, service the needs of our customers which we currently are unable to fulfill."

     Tidewater owns and operates approximately 625 support vessels, the world's largest fleet serving the international energy industry.


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                                 Contact: Ken C. Tamblyn
                                 504-568-1010